Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD® ANNOUNCES Q3 REVENUE OF $2.25 BILLION AND
NET INCOME OF $146 MILLION, OR $0.62 PER SHARE
IRVINE, Calif.—Apr. 20, 2011—Western Digital Corp. (NYSE: WDC) today reported revenue of $2.25 billion, hard-drive unit shipments of 50 million and net income of $146 million, or $0.62 per share, for its third fiscal quarter ended Apr. 1, 2011. The company’s results include expenses of $10 million associated with the planned acquisition of Hitachi Global Storage Technologies announced Mar. 7, 2011. Excluding the acquisition-related expenses, non-GAAP net income was $156 million or $0.66 per share.1
In the year-ago quarter, the company reported revenue of $2.64 billion, shipped 51 million hard drives, and reported net income and earnings per share of $400 million and $1.71, respectively.
The company generated $313 million in cash from operations during the March quarter, ending with total cash and cash equivalents of $3.2 billion.
“The March quarter in the hard drive industry was impacted by two significant developments—the delayed supply of Industry CPUs to PC makers and the tragic events in Japan,” said

[1]	Non-GAAP net income consists of GAAP net income of $146 million plus $10 million of acquisition-related expenses. Non-GAAP earnings per share of $0.66 is calculated by using the same 236 million diluted shares as is used for GAAP earnings per share. The tax effect of the acquisition-related expenses was not material.

WD Announces Q3 Revenue of $2.25 Billion and
Net Income of $146 Million, or $0.62 Per Share

John Coyne, president and chief executive officer. “While demand for hard drives in the quarter got off to a slow start, it later picked up as availability of CPUs improved and as fears took hold of component shortages related to the events in Japan.
“In relation to our planned acquisition of Hitachi GST, we are in the approval process with all required regulatory agencies, our integration planning is well underway and we have successfully syndicated the loan financing associated with the transaction.”
The investment community conference call to discuss these results will be broadcast live over the Internet today at 3 p.m. Pacific/6 p.m. Eastern. The call will be accessible live and on an archived basis via the link below:

Audio Webcast:	www.westerndigital.com/investor
Click on “Conference Calls”

Telephone Replay:	800-964-3941 (toll free)
+1-203-369-3117 (international)
About WD
WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and home entertainment products.

WD Announces Q3 Revenue of $2.25 Billion and
Net Income of $146 Million, or $0.62 Per Share

WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD® brand names. Visit the Investor section of the company’s Website (www.westerndigital.com) to access a variety of financial and investor information
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Apr. 1,	Jul. 2,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$3,230	$2,734
Accounts receivable, net	1,171	1,256
Inventories	574	560
Other	178	170

Total current assets	5,153	4,720
Property, plant and equipment, net	2,249	2,159
Goodwill	151	146
Other intangible assets, net	75	88
Other assets	211	215

Total assets	$7,839	$7,328

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,486	$1,507
Accrued expenses	250	281
Accrued warranty	134	129
Current portion of long-term debt	125	106

Total current liabilities	1,995	2,023
Long-term debt	200	294
Other liabilities	328	302

Total liabilities	2,523	2,619
Shareholders’ equity	5,316	4,709

Total liabilities and shareholders’ equity	$7,839	$7,328

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	Apr. 1,	Apr. 2,	Apr. 1,	Apr. 2,
	2011	2010	2011	2010
Revenue, net	$2,252	$2,641	$7,123	$7,468
Cost of revenue	1,842	1,976	5,801	5,602

Gross margin	410	665	1,322	1,866

Operating expenses:
Research and development	179	160	515	456
Selling, general and administrative	73	64	198	177

Total operating expenses	252	224	713	633

Operating income	158	441	609	1,233
Net interest and other	1	(1)	—	(5)

Income before income taxes	159	440	609	1,228
Income tax provision	13	40	41	110

Net income	$146	$400	$568	$1,118

Income per common share:
Basic	$0.63	$1.75	$2.46	$4.93

Diluted	$0.62	$1.71	$2.42	$4.82

Weighted average shares outstanding:
Basic	232	229	231	227

Diluted	236	234	235	232

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Nine Months Ended
	Apr. 1,	Apr. 2,	Apr. 1,	Apr. 2,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$146	$400	$568	$1,118
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	151	128	452	376
Stock-based compensation	17	16	54	43
Deferred income taxes	3	4	4	(2)
Changes in operating assets and liabilities	(4)	40	130	44

Net cash provided by operating activities	313	588	1,208	1,579

Cash flows from investing activities
Purchases of property, plant and equipment	(175)	(177)	(625)	(552)
Sales and maturities of investments	—	1	—	4

Net cash used in investing activities	(175)	(176)	(625)	(548)

Cash flows from financing activities
Employee stock plans, net	7	(2)	38	58
Repurchases of common stock	—	—	(50)	—
Repayment of long-term debt	(25)	(19)	(75)	(57)

Net cash provided by (used in) financing activities	(18)	(21)	(87)	1

Net increase in cash and cash equivalents	120	391	496	1,032
Cash and cash equivalents, beginning of period	3,110	2,435	2,734	1,794

Cash and cash equivalents, end of period	$3,230	$2,826	$3,230	$2,826